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                                                                    EXHIBIT 99.1


               @PLAN.INC 1999 STOCK OPTION PLAN FOR NEW EMPLOYEES






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                                DOUBLECLICK INC.

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                                    @PLAN.INC
                    1999 STOCK OPTION PLAN FOR NEW EMPLOYEES

                 PLAN SUMMARY AND PROSPECTUS FOR ASSUMED OPTIONS

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                                 The date of this Prospectus is February 2, 2001






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                                TABLE OF CONTENTS

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GENERAL..........................................................................................................1

QUESTIONS AND ANSWERS ABOUT THE STOCK PLAN AND ASSUMED OPTIONS...................................................1

         GENERAL PLAN PROVISIONS.................................................................................1

                  1.    What is the basic structure of the Stock Plan?...........................................1
                  2.    Who will administer the Stock Plan?......................................................1
                  3.    Who received options under the Stock Plan?...............................................1
                  4.    How many shares of DoubleClick Stock may be issued upon exercise of the assumed
                        @plan Options?...........................................................................2
                  5.    What happens if there is a change in DoubleClick's capital structure?....................2
                  6.    Can the Stock Plan be amended?...........................................................2

         ASSUMPTION OF OPTIONS...................................................................................2

                  7.    How was the assumption effected?.........................................................2
                  8.    How was the exercise price of my original @plan Options determined?......................2
                  9.    What is the exercise price of the shares of DoubleClick Stock subject to my assumed @plan Options?...................................................................2
                  10.   May I assign or transfer my assumed options?.............................................3
                  11.   When do I acquire the rights of a stockholder?...........................................3

         EXERCISE OF OPTIONS.....................................................................................3

                  12.   When may I exercise my assumed @plan Options?............................................3
                  13.   When will my @plan Options terminate?....................................................3
                  14.   How do I exercise my @plan Options?......................................................3
                  15.   What form of payment is required when I exercise my options?.............................3

         EARLY TERMINATION OF OPTIONS............................................................................3

                  16.   What happens to my @plan Options if my employment or service terminates other than for death, disability or retirement?................................................3
                  17.   What happens to my @plan Options if I die?...............................................4
                  18.   What happens to my @plan Options if I retire or become disabled?.........................4

         DISPOSITION OF OPTION SHARES............................................................................4

                  19.   When can I sell my shares of DoubleClick Stock?..........................................4

         MISCELLANEOUS...........................................................................................4

                  20.   Do I have the right to remain employed until I exercise my option?.......................4
                  21.   Are there any circumstances which would cause me to lose my rights under my assumed options?.........................................................................4
                  22.   Does DoubleClick's assumption of the Stock Plan restrict its authority to assume other options?...........................................................................4
                  23.   Does the assumption of my options affect my eligibility to participate in other
                        DoubleClick Plans?.......................................................................5
                  24.   Is the assumed Stock Plan subject to ERISA?..............................................5

QUESTIONS AND ANSWERS ON FEDERAL TAX CONSEQUENCES................................................................5

         NON-QUALIFIED OPTIONS...................................................................................5

                  T1.   Will the grant of a non-qualified option result in federal income tax liability to me?...................................................................................5
                  T2.   What federal income tax liability results upon the exercise of a non-qualified option?..................................................................................5
                  T3.   What is the effect of making a Section 83(b) election?...................................5


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

                  T4.   Will I recognize additional income when I sell shares acquired under a non-qualified option?....................................................................6

         FEDERAL TAX RATES.......................................................................................6

                  T5.   What are the applicable Federal tax rates?...............................................6

         ALTERNATIVE MINIMUM TAX.................................................................................7

                  T6.   What is the alternative minimum tax ?....................................................7
                  T7.   What is the allowable exemption amount?..................................................7
                  T8.   How is the alternative minimum taxable income calculated?................................7
                  T9.   How will the payment of alternative minimum taxes in one year affect the calculation of my tax liability in a later year?.........................................7

CORPORATION AND STOCK PLAN ANNUAL INFORMATION....................................................................7

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       THIS DOCUMENT CONSTITUTES PART OF THE OFFICIAL PROSPECTUS COVERING
     SECURITIES THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933.

                                     GENERAL

                  On February 2, 2001, DoubleClick Inc., a Delaware corporation ("DoubleClick"), acquired @plan.inc, a Tennessee corporation ("@plan"). In effecting the acquisition, each outstanding share of @plan common stock ("@plan Stock") was automatically converted into $8.00 in value, consisting of .2829 of a share of DoubleClick common stock ("DoubleClick Stock") and $3.45 in cash.

                  As part of the merger, DoubleClick assumed @plan's 1999 Stock Option Plan For New Employees (the "Stock Plan") and all outstanding options thereunder (the "@plan Options"). Each outstanding @plan Option has been converted into an option to purchase .4975 of a share of DoubleClick Stock (the "Exchange Ratio"), and the exercise price per share of each @plan Option has also been adjusted to reflect such Exchange Ratio. The holder of each @plan option assumed in the acquisition has been issued a Stock Option Assumption Agreement evidencing the assumption of that option by DoubleClick and the adjustments made to such option. No additional options will be granted under this Stock Plan after the effective date of the acquisition.

         QUESTIONS AND ANSWERS ABOUT THE STOCK PLAN AND ASSUMED OPTIONS

                  This Plan Summary and Prospectus sets forth in question and answer format the principal terms of the Stock Plan and the assumed @plan Options.

                             GENERAL PLAN PROVISIONS

         1.       WHAT IS THE BASIC STRUCTURE OF THE STOCK PLAN?

                  Options granted under the Stock Plan provided an optionee with the right to purchase a specified number of shares of @plan Stock at a designated price per share. Outstanding options are non-qualified stock options which do not satisfy are the requirements of Section 422 of the Internal Revenue Code of 1986, as amended. The tax treatment of your non-qualified stock options is explained in the "Questions and Answers on Federal Tax Consequences" section below.

         2.       WHO WILL ADMINISTER THE STOCK PLAN?

                  Prior to the acquisition, the Stock Plan was administered by a committee of the @plan Board of Directors. The Stock Plan as assumed by DoubleClick, together with all the outstanding options under the assumed Stock Plan, will now be administered by the Compensation Committee of the DoubleClick Board of Directors. Members of the DoubleClick Compensation Committee are appointed by the DoubleClick Board and may be removed by the DoubleClick Board at any time.

                  The DoubleClick Compensation Committee as Plan Administrator has the authority to interpret the terms and provisions of the Stock Plan and any award issued thereunder. All determinations of the Plan Administrator with respect to the Stock Plan and the @plan Options assumed by DoubleClick thereunder will be binding and conclusive on all persons having any interest in the Stock Plan or the assumed options

         3.       WHO RECEIVED OPTIONS UNDER THE STOCK PLAN?

                  Employees of @plan were eligible to be granted options under the Stock Plan as an inducement essential to their employment with @plan.







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         4.       HOW MANY SHARES OF DOUBLECLICK STOCK MAY BE ISSUED UPON
                  EXERCISE OF THE ASSUMED @PLAN OPTIONS?

                  115,414 shares of DoubleClick Stock have been reserved for issuance pursuant to the assumed @plan Options, subject to adjustment for subsequent changes in DoubleClick's capitalization (see Question 5). Such shares will be made available from authorized but unissued shares of DoubleClick Stock or from shares of DoubleClick Stock reacquired by DoubleClick, including shares repurchased on the open market.

         5.       WHAT HAPPENS IF THERE IS A CHANGE IN DOUBLECLICK'S CAPITAL
                  STRUCTURE?

                  In the event any change is made to the shares of DoubleClick Stock issuable under the assumed @plan Options by reason of any stock dividend, extraordinary cash dividend, stock split, recapitalization, reorganization, consolidation, merger or other change in corporate structure affecting the outstanding DoubleClick Stock, appropriate adjustments will be made to the number of securities and the exercise price payable per share under each assumed @plan Option. The adjustments will be determined by the Plan Administrator in its sole discretion.

         6.       CAN THE STOCK PLAN BE AMENDED?

                  Yes. The DoubleClick Board has complete and exclusive authority to amend or modify the Stock Plan in any and all respects, subject to any required shareholder approval under applicable laws or regulations. However, no amendment or modification may adversely affect your rights as a holder without your consent.

                              ASSUMPTION OF OPTIONS

         7.       HOW WAS THE ASSUMPTION EFFECTED?

                  The assumption was effected by converting each @plan Option outstanding at the time of the acquisition into an option to acquire shares of DoubleClick Stock. The actual number of shares of DoubleClick Stock purchasable under each assumed @plan Option was determined by multiplying the number of shares of @plan Stock subject to the option immediately prior to the acquisition by the Exchange Ratio and rounding down to the next whole share. Accordingly, for each share of @plan Stock subject to your @plan Option immediately prior to the acquisition, your option as assumed by DoubleClick provides you with the right to purchase .4975 of a share of DoubleClick Stock immediately after the acquisition. In addition, the exercise price per share in effect under each assumed @plan Option has been adjusted to reflect the Exchange Ratio (see Question 9).

                  Example: You held an option to purchase 10,000 shares of @plan Stock at an exercise price of $6.00 per share immediately prior to the acquisition. Upon assumption of the option by DoubleClick in connection with the acquisition, your option will now be exercisable for 4975 shares of DoubleClick Stock at an adjusted exercise price per share of $12.06. (See Question 9 below for adjustment of exercise price.)

                  All of the other terms in effect for the exercise of your @plan Options immediately prior to the acquisition will remain in effect under your assumed options.

         8.       HOW WAS THE EXERCISE PRICE OF MY ORIGINAL @PLAN OPTIONS
                  DETERMINED?

                  Each @plan non-qualified option granted under the Stock Plan had an exercise price as determined by the Plan Administrator at the time of grant.

         9. WHAT IS THE EXERCISE PRICE OF THE SHARES OF DOUBLECLICK STOCK SUBJECT TO MY ASSUMED @PLAN OPTIONS?

                  The exercise price under your assumed @plan Option has been adjusted to reflect the Exchange Ratio at which shares of DoubleClick Stock were issued in exchange for outstanding shares of @plan Stock in the


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acquisition. In all events, the aggregate purchase price of the shares of @plan
Stock subject to the option immediately prior to the acquisition will remain substantially the same after the assumption of that option by DoubleClick.

         10.      MAY I ASSIGN OR TRANSFER MY ASSUMED OPTIONS?

                  Your non-qualified options are transferable only to a member of your immediate family or by the provisions of your will or by the laws of inheritance following your death.

         11.      WHEN DO I ACQUIRE THE RIGHTS OF A STOCKHOLDER?

                  You do not have any stockholder rights with respect to the shares of DoubleClick Stock covered by your assumed @plan Options. Stockholder rights, such as voting and dividend rights and rights to other stockholder distributions, are acquired only when you exercise the option, pay the adjusted exercise price for the purchased shares and become the record holder of those shares.

                              EXERCISE OF OPTIONS

         12.      WHEN MAY I EXERCISE MY ASSUMED @PLAN OPTIONS?

                  All @plan Options under the Stock Plan became fully vested and immediately exercisable upon DoubleClick's acquisition of @plan. Your @plan Option will remain exercisable until the expiration of its term or its earlier termination following your termination of service (see Question 13).

         13.      WHEN WILL MY @PLAN OPTIONS TERMINATE?

                  Your options will terminate in accordance with your original @plan Option grant. Your @plan Option may also terminate prior to the specified expiration date in the event of your termination of service or upon the occurrence of certain other events. See the "Early Termination of Options" section below.

         14.      HOW DO I EXERCISE MY @PLAN OPTIONS?

                  To exercise your assumed @plan Options, you must (i) provide written notice of exercise to DoubleClick specifying the number of shares to be purchased and (ii) pay the adjusted exercise price for the number of shares of DoubleClick Stock you wish to purchase. You may be required to satisfy all applicable income and employment tax withholding requirements at that time. For information about the tax treatment applicable to your option exercises, see the "Questions and Answers on Federal Tax Consequences" section below.

         15.      WHAT FORM OF PAYMENT IS REQUIRED WHEN I EXERCISE MY OPTIONS?

                  Payment of the adjusted exercise price may be made by check payable to DoubleClick. At the discretion of the Plan Administrator, payment in full or in part may also be made in the form of shares of DoubleClick Stock already owned or other property as the Plan Administrator may accept.

                          EARLY TERMINATION OF OPTIONS

Please refer to your @plan Option grant documents for the specific terms applicable to your option.

         16. WHAT HAPPENS TO MY @PLAN OPTIONS IF MY EMPLOYMENT OR SERVICE TERMINATES OTHER THAN FOR DEATH, DISABILITY OR RETIREMENT?

                  Generally speaking, your @plan Option may be exercised, to the extent otherwise then exercisable, for three months after termination of your service with DoubleClick for reasons other than death, disability or retirement, or, if the involuntary termination is without cause, the balance of the @plan Option's term, whichever is shorter. However, if you voluntarily terminate your employment with DoubleClick your options will expire immediately upon termination, unless extended by the Plan Administrator.


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         17.      WHAT HAPPENS TO MY @PLAN OPTIONS IF I DIE?

                  Generally, if you die during your period of employment, your @plan Options may be exercised, to the extent exercisable at the time of your death, for one (1) year from the date of your death or until the stated term of such option, whichever is shorter.

         18.      WHAT HAPPENS TO MY @PLAN OPTIONS IF I RETIRE OR BECOME
                  DISABLED?

                  If your employment with DoubleClick terminates by reason of retirement or disability, your @plan Options may thereafter be exercised, to the extent they were exercisable at the time of such retirement or disability, for three (3) years from the date of your termination or until the stated term of such option, whichever is shorter.

                          DISPOSITION OF OPTION SHARES

         19.      WHEN CAN I SELL MY SHARES OF DOUBLECLICK STOCK?

                  In general, the shares of DoubleClick Stock purchased under your assumed @plan Option may be sold at any time. However, if you are an officer of DoubleClick or member of the DoubleClick Board subject to the short-swing trading restrictions of Section 16(b) of the Securities Exchange Act of 1934, as amended (the "1934 Act") or if you are otherwise considered to be an affiliate of DoubleClick, you will be subject to certain restrictions and limitations in connection with your sale of the purchased shares.

                  Officers, directors and other affiliates of DoubleClick should consult with counsel before offering for sale any shares of DoubleClick Stock acquired under their assumed @plan Options so that they may assure their compliance with Rule 144, Section 16(b) and all other applicable provisions of Federal and state securities laws.

                                 MISCELLANEOUS

         20.      DO I HAVE THE RIGHT TO REMAIN EMPLOYED UNTIL I EXERCISE MY
                  OPTION?

                  No. Nothing in the Stock Plan or the assumed @plan Options is intended to provide any individual with the right to remain in service for any specific period, and your service may be terminated at any time, with or without cause.

         21. ARE THERE ANY CIRCUMSTANCES WHICH WOULD CAUSE ME TO LOSE MY RIGHTS UNDER MY ASSUMED OPTIONS?

                  Yes. The issuance of shares of DoubleClick Stock under your assumed @plan Options is subject to DoubleClick's procurement of all approvals and permits required by regulatory authorities having jurisdiction over the assumed Stock Plan and the securities issuable thereunder. It is possible that DoubleClick could be prevented from issuing shares under the assumed @plan Options in the event one or more required approvals or permits were not obtained.

         22. DOES DOUBLECLICK'S ASSUMPTION OF THE STOCK PLAN RESTRICT ITS AUTHORITY TO ASSUME OTHER OPTIONS?

                  No. Assumption of the Stock Plan does not limit the authority of DoubleClick to grant options to, or assume the options of, other persons in connection with the acquisition of the business and assets of any firm, company or other business entity.


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         23.      DOES THE ASSUMPTION OF MY OPTIONS AFFECT MY ELIGIBILITY TO
                  PARTICIPATE IN OTHER DOUBLECLICK PLANS?

                  No. DoubleClick's assumption of your @plan Options does not in any way affect, limit or restrict your eligibility to participate in any other stock plan or other compensation or benefit plan or program maintained by DoubleClick.

         24.      IS THE ASSUMED STOCK PLAN SUBJECT TO ERISA?

                  No. The assumed Stock Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA) or Section 401(a) of the Code.

                QUESTIONS AND ANSWERS ON FEDERAL TAX CONSEQUENCES

                  The following is a general description in question and answer format of the Federal income tax consequences of options granted under the Stock Plan. State and local tax treatment, which is not discussed herein, may vary from Federal income tax treatment. You should consult with your own tax advisor as to the tax consequences of your particular transactions under the Stock Plan.

                             NON-QUALIFIED OPTIONS

         T1. WILL THE GRANT OF A NON-QUALIFIED OPTION RESULT IN FEDERAL INCOME TAX LIABILITY TO ME?

                  No.

         T2. WHAT FEDERAL INCOME TAX LIABILITY RESULTS UPON THE EXERCISE OF A NON-QUALIFIED OPTION?

                  Normally, you will recognize ordinary income in the year in which the non-qualified option is exercised in an amount equal to the excess of
(i) the fair market value of the purchased shares on the exercise date over (ii) the exercise price paid for those shares, and the Corporation will have to collect all the applicable withholding taxes with respect to such income. If the shares you purchase under a non-qualified option are unvested and subject to the Corporation's right to repurchase those shares at the original exercise price upon your termination of employment prior to vesting in such shares, then you will not recognize any taxable income at the time of exercise but will have to report as ordinary income, as and when the Corporation's repurchase rights lapse, an amount equal to the excess of (i) the fair market value of the shares on the date such shares vest over (ii) the exercise price paid for the shares.

                  If you purchase unvested shares subject to the Corporation's repurchase rights, you may elect under Code Section 83(b) to recognize income at the time of exercise (see Question T3).

         T3.      WHAT IS THE EFFECT OF MAKING A SECTION 83(b) ELECTION?

                  If you purchase unvested shares subject to the Corporation's repurchase right, you may elect under Code Section 83(b) to include as ordinary income in the year of exercise an amount equal to the excess of (i) the fair market value of those unvested shares on the exercise date over (ii) the exercise price paid for the shares. If you make the Section 83(b) election, you will not recognize any additional income when the Corporation's repurchase right subsequently lapses and the shares vest. The Section 83(b) election must be filed with the Internal Revenue Service within thirty (30) days following the date the option is exercised, and the resulting ordinary income is subject to applicable tax withholding requirements.


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         T4.      WILL I RECOGNIZE ADDITIONAL INCOME WHEN I SELL SHARES ACQUIRED
                  UNDER A NON-QUALIFIED OPTION?

                  Yes. You will recognize a capital gain to the extent the amount realized upon the sale of such shares exceeds their fair market value at the time you recognized the ordinary income with respect to their acquisition. A capital loss will result to the extent the amount realized upon the sale is less than such fair market value. The gain or loss will be long-term if the shares are held for more than one (1) year prior to the disposition. The holding period for vested shares will start at the time the non-qualified option is exercised for those shares.

                  If you purchase unvested shares subject to the Corporation's repurchase right, the holding period will start either (i) at the time when the shares vest, if no Section 83(b) election is made at the time of exercise, or
(ii) at the time the option is exercised if you file the Section 83(b) election within thirty (30) days after the option exercise date. For the tax rates applicable to capital gain, please see Question T5.

                                FEDERAL TAX RATES

         T5.      WHAT ARE THE APPLICABLE FEDERAL TAX RATES?

                  Effective for the 2001 calendar year, the maximum Federal tax rate on ordinary income in excess of $297,300 ($148,650 for a married taxpayer filing a separate return) is 39.6%. The applicable $297,300 or $148,650 threshold* is subject to cost-of-living adjustments in taxable years beginning after December 31, 2001. Certain limitations are imposed upon a taxpayer's itemized deductions, and the personal exemptions claimed by the taxpayer are subject to phase-out. These limitations may result in the taxation of ordinary income at an effective top marginal rate in excess of 39.6%.

                  Short-term capital gains are subject to the same tax rates as ordinary income. Long-term capital gains are subject to a maximum federal tax rate of 20%.

                  Beginning with the 2001 calendar year, capital gain recognized on the sale or disposition of capital assets held for more than five (5) years by individuals whose tax rate on ordinary income for the year of such sale or disposition is below 28% will be subject to tax at a rate of 8%.

                  For the tax year ending December 31, 2001, itemized deductions are reduced by 3% of the amount by which the taxpayer's adjusted gross income for the year exceeds $132,950 ($66,475 for a married taxpayer filing a separate return). However, the reduction may not exceed 80% of the total itemized deductions (excluding medical expenses, casualty and theft losses, and certain investment interest expense) claimed by the taxpayer. The applicable $132,950 or $66,475 threshold is subject to cost-of-living adjustments in taxable years beginning after December 31, 2001.

                  In addition, the deduction for personal exemptions claimed by the taxpayer is reduced by 2% for each $2,500 ($1,250 for a married taxpayer filing a separate return) or fraction thereof by which the taxpayer's adjusted gross income for the year exceeds a specified threshold amount. The applicable thresholds for 2001 are $199,450 for married taxpayers filing joint returns (and in certain instances, surviving spouses), $166,200 for heads of households, $132,950 for single taxpayers and $99,725 for married taxpayers filing separate returns. Accordingly, the deduction is completely eliminated for any taxpayer whose adjusted gross income for the year exceeds the applicable threshold amount by more than $122,500 (or $61,250 for a married taxpayer filing a separate





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         * The $297,300 threshold will be increased to $297,350 and the $148,650 threshold will be increased to $148,675 if the Taxpayer Relief Act of 2000 is enacted into law.


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return). The threshold amounts will be subject to cost-of-living adjustments in taxable years beginning after December 31, 2001.

                            ALTERNATIVE MINIMUM TAX

         T6.      WHAT IS THE ALTERNATIVE MINIMUM TAX ?

                  The alternative minimum tax is an alternative method of calculating the income tax you must pay each year in order to assure that a minimum amount of tax is paid for the year. In general, the first $175,000 ($87,500 for a married taxpayer filing a separate return) of your alternative minimum taxable income for the year over the allowable exemption amount is subject to alternative minimum taxation at the rate of 26%. The balance of your alternative minimum taxable income is subject to alternative minimum taxation at the rate of 28%. However, the portion of your alternative minimum taxable income attributable to capital gain recognized upon the sale or disposition of capital assets held for more than one (1) year will be subject to a reduced alternative minimum tax rate of 20% (10% for individuals whose tax rate on ordinary income is below 28%). Beginning with the 2001 calendar year, the alternative minimum tax rate applicable to capital gain recognized upon the sale or disposition of capital assets held for more than five (5) years will be equal to the capital gain tax rate in effect for such gain for regular tax purposes (see Question T5 above). The alternative minimum tax will, however, be payable only to the extent that it exceeds your regular federal income tax for the year (computed without regard to certain credits and special taxes).

         T7.      WHAT IS THE ALLOWABLE EXEMPTION AMOUNT?

                  The allowable exemption amount is $45,000 for a married taxpayer filing a joint return, $33,750 for an unmarried taxpayer and $22,500 for a married taxpayer filing a separate return. The allowable exemption amount is, however, to be reduced by $0.25 for each $1.00 by which the individual's alternative minimum taxable income for the year exceeds $150,000 for a married taxpayer filing a joint return, $112,500 for an unmarried taxpayer, and $75,000 for a married taxpayer filing a separate return.

         T8.      HOW IS THE ALTERNATIVE MINIMUM TAXABLE INCOME CALCULATED?

                  Your alternative minimum taxable income is based upon your regular taxable income for the year, adjusted to (i) include certain additional items of income and tax preference and (ii) disallow or limit certain deductions otherwise allowable for regular tax purposes.

         T9. HOW WILL THE PAYMENT OF ALTERNATIVE MINIMUM TAXES IN ONE YEAR AFFECT THE CALCULATION OF MY TAX LIABILITY IN A LATER YEAR?

                  If you pay alternative minimum taxes for one or more taxable years, the amount of the taxes so paid (subject to certain adjustments and reductions) will be applied as a partial credit against your regular tax liability (but not alternative minimum tax liability) for subsequent taxable years.

                  Upon the sale or other disposition of the purchased shares, whether in the year of exercise or in any subsequent taxable year, your basis for computing the gain for purposes of alternative minimum taxable income (but not regular taxable income) will include the amount of the option spread previously included in your alternative minimum taxable income.



                  CORPORATION AND STOCK PLAN ANNUAL INFORMATION

                  Requests for further information concerning the Stock Plan and its administration should be directed to DoubleClick Inc., 450 West 33rd Street, 16th Floor, New York, New York 10001; attention Corporate Secretary; or telephone at (212) 271-2542.


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


                  A copy of DoubleClick's Annual Report to Stockholders for each fiscal year of DoubleClick will be furnished to each participant in the Stock Plan, and additional copies will be furnished without charge to each participant upon written or oral request to the Corporate Secretary of DoubleClick at its principal executive offices or upon telephoning DoubleClick at its principal executive offices. In addition, any person receiving a copy of this Prospectus may obtain without charge, upon written or oral request to the Corporate Secretary, a copy of any of the documents listed below, which are hereby incorporated by reference into this Prospectus, other than certain exhibits to such documents:

         (a) DoubleClick's Annual Report on Form 10-K for the fiscal year ended December 31, 1999 filed with the SEC on February 17, 2000;

         (b) DoubleClick's Current Reports on Form 8-K filed with the SEC on November 10, 1999 (as amended by the Form 8-K/A filed on January 10, 2000), December 8, 1999 (as amended by the Form 8-K/A filed on January 10, 2000), January 13, 2000 (as amended by the Form 8-K/A filed on March 10, 2000), January 27, 2000, February 16, 2000, March 17, 2000, June 26, 2000, August 10, 2000,
September 27, 2000 (as amended by the Form 8-K/A filed on November 20, 2000 and January 22, 2001), October 4, 2000, November 29, 2000 and December 22, 2000, February 2, 2001 and February 5, 2001;

         (c) DoubleClick's Quarterly Reports on Form 10-Q for the periods ending March 31, 2000, June 30, 2000 and September 30, 2000 filed with the SEC on May 12, 2000, August 11, 2000 and November 14, 2000, respectively; and

         (d) DoubleClick's Registration Statement No. 000-23709 on Form 8-A filed with the SEC on February 2, 1998 and amended on February 9, 1998 and December 1, 1998, in which there is described the terms, rights and provisions applicable to DoubleClick's outstanding Common Stock.

         (e) All reports subsequently filed with the SEC by DoubleClick under Section 13(a) or 15(d) of the Securities and Exchange Act of 1934, as amended.

                  DoubleClick will also deliver to each participant in the Stock Plan who does not otherwise receive such materials a copy of all reports, proxy statements and other communications distributed to the stockholders.


                                       8